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                          Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Fruit of the Loom, Inc. relating to the exchange offer of $250,000,000 8 7/8% Senior Notes due 2006 and to the use of our report dated February 16, 1999, except for "Subsequent Events" note, as to which the date is March 25, 1999, with respect to the consolidated financial statements of Fruit of the Loom, Inc. and to the use of our report dated May 21, 1999 with respect to the balance sheet of Fruit of the Loom, Ltd..

We also consent to the incorporation by reference therein of our report dated February 16, 1999, except for "Subsequent Events" note, as to which the date is March 25, 1999 with respect to the consolidated financial statements and schedule of Fruit of the Loom, Inc. included in its Annual Report (Form 10-K) for the year ended January 2, 1999, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP


Chicago, Illinois
May 21, 1999